ZING TECHNOLOGIES, INC. AND SUBSIDIARIES

                    EXHIBIT 11 - STATEMENT RE: COMPUTATION OF
                 COMMON AND COMMON EQUIVALENT PER SHARE EARNINGS

                                            Three months ended  Six months ended
                                                December 31       December 31
                                              ----------------  ----------------
                                                1995    1994      1995    1994
                                              ----------------  ----------------
                                           (000's omitted except per share data)


Average shares outstanding                      2,640    2,548    2,640    2,548

Net effect of dilutive stock options
  and warrants - based on the treasury
  stock method using average market
  price                                            50       95       50       95
                                              ----------------  ----------------

Shares used for computation                     2,690    2,643    2,690    2,643
                                              ================  ================

Net income                                     $  911   $  215   $2,762   $  411
                                              ================  ================

Income per common and common equivalent
  share:
    Net income                                 $ 0.34   $ 0.08   $ 1.03   $ 0.16
                                              ================  ================


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